Answering Machine Message
Hello, please listen to this important message. By voting now you will help the Performance Funds save on the cost of additional mailings and calls to you. I’m calling regarding your investment in [Performance Advisor Lifestyle Portfolio]. You should have recently received proxy materials in the mail concerning the Portfolio’s May 27, 2009 Special Meeting of Shareholders. Your vote is important. Please sign, date and promptly mail your proxy in the postage-paid envelope provided. Even if you have sold your shares in the Portfolio after you received the proxy materials, the Fund still needs you to vote your old shares.
Internet or touch-tone telephone voting also is available. Please follow the instructions included with your proxy materials. If you have any questions, require assistance or need new proxy materials, please call D.F. King, which is assisting your Fund, at 1-888-605-1956. Again, the number to vote by telephone is 1-888-605-1956. Your prompt action is greatly appreciated and you will help the Performance Funds save on the cost of additional mailings and calls to you.
Thank you